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Form of Proxy - Annual General and Special Meeting to be held on May 13, 2009

This Form of Proxy is solicited by and on behalf of Management.

Notes to proxy

1.

Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2.

If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.

3.

This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.

4.

If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.

5.

The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management.

6.

The securities represented by this proxy will be voted in favour or withheld from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7.

This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof.

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8.

This proxy should be read in conjunction with the accompanying documentation provided by Management.

Proxies submitted must be received by 9:00 a.m. (Vancouver Time), on Monday, May 11, 2009.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

• Call the number listed BELOW from a touch tone telephone.	• Go to the following web site: www.investorvote.com	• You can enroll to receive future securityholder communications electronically, by visiting www.computershare.com - click "Enroll for e-delivery" under the Shareholder Services menu.

1-866-732-VOTE (8683) Toll Free

If you vote by telephone or the Internet, DO NOT mail back this proxy.

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.

Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER, HOLDER ACCOUNT NUMBER and ACCESS NUMBER listed below.
CONTROL NUMBER	HOLDER ACCOUNT NUMBER	ACCESS NUMBER

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Appointment of Proxyholder
The undersigned registered shareholder ("Registered Shareholder") of New Gold Inc. (the "Company") hereby appoints: Robert Gallagher, President and Chief Executive Officer of the Company, or failing him Susan Toews, Corporate Secretary of the Company,	OR	Print the name of the person you are appointing if this person is someone other than the Chairman of the Meeting.

as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual General and Special Meeting of shareholders of New Gold Inc. to be held at Le Soleil Hotel, Mezzanine, Les Etoiles Room, 567 Hornby Street, Vancouver, British Columbia on May 13, 2009 at 9:00 a.m. (Vancouver Time) and at any adjournment or postponement thereof.

VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.

	For	Withhold		For	Withhold		For	Withhold
1. Election of Directors

01. James Estey	☐	☐	02. Robert Gallagher	☐	☐	03. Pierre Lassonde	☐	☐
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04. Craig Nelsen	☐	☐	05. Paul Sweeney	☐	☐	06. Ian W. Telfer	☐	☐	Fold

	For	Withhold
2. Appointment of Auditors

Appointment of Deloitte & Touche LLP as Auditors of the Company for the ensuing year and authorizing the directors to fix their remuneration.	☐	☐

	For	Against
3. . Share Issuance Resolution

Authorizing the issuance of common shares in connection with the business combination with Western Goldfields Inc., in the form set out in the Management Information Circular of the Company dated April 8, 2009 under the heading "The Business Combination – Share Issuance Resolution".	☐	☐

	For	Against
4. Board Size Resolution			_ _ _
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Setting the number of directors of the Company at ten, effective at the time at which the business combination with Western Goldfields Inc. becomes effective and authorizing the Company’s board of directors to appoint four Western Goldfields Inc. nominees to the board of directors upon the completion of the business combination, in the form set out in the Management Information Circular of the Company dated April 8, 2009 under the heading "The Business Combination – Board Size Resolution and Election of Additional Directors".	☐	☐

Authorized Signature(s) - This section must be completed for your instructions to be executed.	Signature(s)	Date
I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by Management.		DD / MM / YY

Interim Financial Statements - Mark this box if you would like to receive interim financial statements and accompanying Management’s Discussion and Analysis by mail.		Annual Financial Statements - Mark this box if you would like to receive the Annual Financial Statements and accompanying Management’s Discussion and Analysis by mail.
	☐		☐

If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist.
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